EXHIBIT 99.1

For Immediate Release
PRESS RELEASE	Contact: William Doré Jr.
Tel: 281.529.7979

062305.5

GLOBAL INDUSTRIES CFO TO RETIRE AT YEAR END

CARYLSS, LOUISIANA (June 23, 2005) – Global Industries, Ltd. (Nasdaq: GLBL) disclosed today that Tim Miciotto, the Company’s Senior Vice President and Chief Financial Officer, has announced his intention to retire at the end of the current year to spend more time with his family. Mr. Miciotto who turned 62 earlier this year, joined the Company in June 2000 and will continue in his current position until December 31, 2005. The Company will begin a search for Mr. Miciotto’s successor.

In making this announcement, Peter S. Atkinson, President Global Industries, stated: “We would like to express our appreciation for Tim’s service not only to Global, but to the 37 years in the marine engineering and construction industry, and wish him a most enjoyable and healthy retirement. Tim will continue in his present role and assist in the selection of his successor.”

Global Industries provides pipeline construction, platform installation and removal, diving services, and other marine support to the oil and gas industry in the Gulf of Mexico, West Africa, Asia Pacific, the Mediterranean, Middle East/India, South America, and Mexico’s Bay of Campeche. The Company’s shares are traded on the NASDAQ National Market System under the symbol “GLBL.”

This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.

For more information, contact Investor Relations, Global Industries, Ltd., 11490 Westheimer, Suite 400, Houston, Texas 77077. Tel: 281.529.7979 or http://www.globalind.com.

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